UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  October 12, 2012

PORTUS HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54403	45-1283820
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employee Identification No.)

110 East Broward Blvd.

Suite 1700

Fort Lauderdale, FL 33301

(Address of Principal Executive Offices)

954-778-8211

(Issuer Telephone Number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 12, 2012 Portus Holdings Inc. (the “Company”) and its wholly owned subsidiary, Portus Acqusition Corp., entered into a Share Exchange Agreement (the “Agreement”) with Surequest Systems, Inc., a Delaware Corporation, (“SureQuest”) and its wholly owned subsidiary Surequest Systems, Inc., a Texas corporation, (“SureQuestTX”).

Upon execution of the Agreement, Portus Holdings paid SureQuest $40,000 representing a non-refundable deposit subject to closing.

The Agreement provides in part for the Company to acquire all of the issued and outstanding shares of common stock of SureQuestTX in exchange for all of the issued and outstanding shares of common stock of Portus Acquistion Corp. Thus, at Closing, SureQuestTX will be a wholly owned subsidiary of the Company.

At Closing, Portus Acquisition Corp. is to have cash assets totaling $5,000,000 of which $500,000 will be held in escrow for a period of twelve months to satisfy known and unknown liabilities of SureQuestTX. There is no assurance that either the Company or Portus Acquisition Corp. will be able to secure financing to close the transaction. There is no current commitment to fund this acquisition.

Furthermore, the Closing is contingent upon the completion of an audit of SureQuestTX financial statements.

The foregoing represents a summary of the transaction. You are urged to read the Agreement in its entirety which is attached and identified as exhibit 10.1.

The Company is a shell corporation as defined by the SEC. Portus Acquisition Corp. was formed for the sole purpose of acquiring all of the issued and outstanding shares of common stock of SureQuestTX and has no operations.

SureQuestTX is a Software-as-a-Service (SaaS) Company utilizing cloud computing to bring its suite of products to multiple markets. SureQuestTX provides dietary and food service management software to the institutional food service industry.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit 10.1 Share Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 15, 2012

Portus Holdings Inc.
By:	/s/ George Dale Murray, II
George Dale Murray, II
Chief Executive Officer